American Funds Global Balanced Fund One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Telephone (415) 421-9360 Fax (415) 393-7140
October 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$13,886
Class B	$69
Class C	$915
Class F1	$837
Class F2	$594
Total	$16,301
Class 529-A	$418
Class 529-B	$5
Class 529-C	$77
Class 529-E	$21
Class 529-F1	$8
Class R-1	$17
Class R-2	$35
Class R-3	$50
Class R-4	$33
Class R-5	$123
Class R-6	$13
Total	$800

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2070
Class B	$0.1156
Class C	$0.1159
Class F1	$0.2148
Class F2	$0.2470
Class 529-A	$0.2022
Class 529-B	$0.0978
Class 529-C	$0.1184
Class 529-E	$0.1765
Class 529-F1	$0.2357
Class R-1	$0.1170
Class R-2	$0.1214
Class R-3	$0.1758
Class R-4	$0.2065
Class R-5	$0.2516
Class R-6	$0.2578

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	84,687
Class B	713
Class C	9,838
Class F1	4,742
Class F2	2,835
Total	102,815
Class 529-A	2,769
Class 529-B	59
Class 529-C	918
Class 529-E	157
Class 529-F1	83
Class R-1	162
Class R-2	405
Class R-3	399
Class R-4	208
Class R-5	601
Class R-6	48
Total	5,809

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.45
Class B	$24.41
Class C	$24.41
Class F1	$24.45
Class F2	$24.46
Class 529-A	$24.44
Class 529-B	$24.41
Class 529-C	$24.39
Class 529-E	$24.42
Class 529-F1	$24.45
Class R-1	$24.41
Class R-2	$24.41
Class R-3	$24.43
Class R-4	$24.46
Class R-5	$24.46
Class R-6	$24.46